Exhibit 10.1

AMENDED AND RESTATED
LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) is made as of the 20th day of June, 2007, by and between Casino Monte Lago Holding, LLC, a Nevada limited liability company (“Debtor”), and Plainfield Gaming Inc. a Delaware corporation, (“Lender”).

RECITALS

WHEREAS, Debtor and Lender entered into that certain Loan Agreement and Exchangeable Promissory Note dated May 3, 2007 (“May 3 Documents”) whereby Lender loaned to Debtor the sum of $1,250,000.00 (“Original Funding”), copies of which are attached hereto and made a part hereof as Exhibit A; and

WHEREAS, Debtor and Lender have agreed that Lender will provide additional funding in the amount of $312,500 (“Additional Funding”) to Debtor on the same terms as the May 3 Documents in order to allow for the Acquisition as defined hereafter and to provide Lender with the ongoing opportunity to acquire an equity interest in Debtor upon the terms set forth herein; and

WHEREAS, Debtor and Lender intend to cancel the May 3 Documents and replace them with this Agreement and a new Amended and Restated Exchangeable Note dated June 20, 2007, which will be in the total amount of the Original Funding and the Additional Funding, a copy of which is attached hereto and made a part hereof as Exhibit B; and

WHEREAS, Debtor intends to acquire all of the issued and outstanding membership interests of CIRI Lakeside Gaming Investors, L.L.C., a Nevada limited liability company (“CLIG”), (the “Acquisition”);

WHEREAS, Lender desires to purchase, upon the consummation of the Acquisition, and subject to the terms and conditions set forth herein, an equity interest in Debtor equal to 33.334% of all such interests as are outstanding immediately thereafter (the “Lender Equity Interest”), in exchange for a cash payment in the amount of One Million Five Hundred and Sixty Two Thousand Five Hundred United States Dollars (U.S. $1,562,500.00);

WHEREAS, Lender would be debarred from acquiring any equity interest in, voting rights with respect to or managerial control over, Debtor until such time as Lender receives certain required licenses and approvals from gaming regulatory agencies in the state of Nevada; and

WHEREAS, Debtor is willing to issue and sell to Lender, and Lender is desirous of purchasing from Debtor, a debt instrument exchangeable for such number of membership interests of Debtor equal to 33.334% of the equity interests (the “Membership Interests”), but only when all of the aforementioned required licenses and approvals have been received by Lender.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	ISSUANCE AND SALE OF AMENDED AND RESTATED EXCHANGEABLE NOTE; CLOSING.

1.1       Issuance and Sale of Amended and Restated Exchangeable Note.  Subject to the terms and conditions, herein set forth, Debtor agrees to issue and sell to Lender, and Lender agrees to purchase from Debtor, an Amended and Restated Exchangeable Promissory Note issued by Debtor in the principal amount of the Original Funding plus the Additional Funding equal to One Million Five Hundred and Sixty Two Thousand Five Hundred United States Dollars (U.S. $1,562,500.00) and exchangeable under certain conditions for the Lender Equity Interest, in the form attached hereto as Exhibit B (the “Amended and Restated Exchangeable Note”).

1.2       Closing.  The closing of the Additional Funding of the borrowing and lending transaction contemplated by the forepart of this Article 1 (the “Closing”) is to be held at the offices of Debtor located at 6280 Annie Oakley Drive, Las Vegas, Nevada 89120 on or before June 4, 2007 (“Closing Date”). At the Closing, (i) an amount equal to the Additional Funding included in the Amended and Restated Exchangeable Note shall be delivered by Lender by wire transfer of immediately available funds to an account or accounts in the name of Debtor designated by Debtor in writing to Lender and (ii) the original of the Amended and Restated Exchangeable Note as executed by Debtor shall be delivered to Lender.

1A.      LICENSING OF LENDER

1A.1    Regulatory Condition to Exchange of Amended and Restated Exchangeable Note. Pursuant to its terms, the Amended and Restated Exchangeable Note may not be exchanged for the Lender Equity Interest until Lender receives all required regulatory licenses, approvals and registrations, including, without limitation, gaming industry licenses, approvals and registrations (collectively, the “Licenses”) from the state of Nevada (the “Gaming Regulators”) necessary to allow Lender to acquire the Lender Equity Interest under all applicable laws, rules and regulations.

1A.2    Responsibility for Submission and Prosecution of Applications Payment of Third-Party Expenses. Lender shall be solely responsible for preparing and submitting and the applications necessary for all of the Licenses, and shall commence this process as soon as practicable after the Closing Date. Lender shall be solely responsible for and pay directly to the applicable third parties (including, without limitation, licensing counsel selected by Lender pursuant to the proviso set forth in the succeeding sentence) all third party expenses and costs periodically incurred by Lender in connection with applying for and obtaining the Licenses. Debtor shall exert its reasonable best efforts, and shall cause to assist Lender in Lender’s prosecution of the applications for the Licenses, and shall make available to Lender, at Lender’s expense, the services of Debtor’ and Debtor’s licensing counsel to similarly assist Lender, provided that, in the event that such counsel shall have a conflict of interest in so providing services to Lender, Lender shall select its own licensing counsel, who must be reasonably acceptable to Debtor.

1A.3    Failure to Obtain Licenses. All Licenses must be received on or before the License Default Date (as defined infra). If all of the Licenses are not received by the License Default Date, then the exchange feature of the Amended and Restated Exchangeable Note shall thereupon expire, and Debtor shall extinguish the loan evidenced by the Amended and Restated Exchangeable Note by paying to Lender on the first business day after the License Default Date, the lesser of the amount of the Lender’s prorate portion of the book equity of the Debtor based upon what would have been the Lender’s Equity Interest in the Debtor had the Lender exchanged the Exchangeable Note as of the date the payment is due or the principal amount of One Million Five Hundred and Sixty Two Thousand Five Hundred United States Dollars (U.S. $1,562,500.00), For purposes of this Agreement, “License Default Date” shall mean the later of (i) the second anniversary of the Closing Date, and (ii) such later date, if any (the “Extended Date”), as is reasonably agreed to by the parties hereto prior to the second anniversary of the Closing Date, subject to required good faith discussions among such parties. Notwithstanding the foregoing, in the event that Debtor is notified prior to the License Default Date by the Gaming Regulators that said application of Lender will not be granted, (i) Debtor shall immediately provide the same notice to Lender, and (ii) unless Lender is able to reverse the subject determination of the Gaming Regulators prior thereto, the License Default Date shall instead be the earlier of (x) the second anniversary of the Closing Date, or the Extended Date, as applicable, and (y) such earlier date, if any, as is mandated by the Gaming Regulators for the repayment by Debtor of the Amended and Restated Exchangeable Note.

2.	LENDER’S CONDITIONS OF CLOSING.

Lender’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions precedent contained in this Section 2.

2.1       Representations and Warranties. The representations and warranties of Debtor contained in Section 4 hereof shall be true and correct on and as of the Closing Date.

2.2       Purchase and Exchange of Amended and Restated Exchangeable Note Permitted by Applicable Law; Required Regulatory Approvals Obtained.  The purchase of and payment for the Amended and Restated Exchangeable Note, and the exchange of amounts owed thereunder for the Lender Equity Interest, shall not, as of the Closing Date, be prohibited by any applicable law or governmental rule or regulation (other than, with respect to the exchange, compliance with applicable gaming licensing requirements by Lender), and all gaming and other regulatory approvals thereof required to be obtained on or prior to the Closing Date shall have been obtained.

2.3       Compliance with Securities Laws. The issuance, sale and delivery of the Amended and Restated Exchangeable Note, and the exchange of the amounts owed under the Amended and Restated Exchangeable Note for the Lender Equity Interest, shall, as of the Closing Date, be in compliance with all applicable requirements of federal and state securities laws.

2.4       No Adverse Action or Decision. There shall be no legal action, suit, investigation or proceeding pending, or to the actual knowledge of Debtor, threatened, against or affecting Debtor, or any of its properties or rights before any court, arbitrator or administrative or governmental body, which (a) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, or (h) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

3.	DEBTOR’S CONDITIONS OF CLOSING.

The obligation of Debtor to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions precedent contained in this Section 3.

3.1       Representations and Warranties.  The representations and warranties of Lender contained in Section 5 hereof shall be true and correct on and as of the Closing Date.

3.2       Issuance, Sale and Exchange of Amended and Restated Exchangeable Note Permitted by Applicable Law; Required Regulatory Approvals Obtained.  The issuance and sale of and payment for the Amended and Restated Exchangeable Note, and the exchange of amounts owed thereunder for the Lender Equity Interest, shall not, as of the Closing Date, be prohibited by any applicable law or governmental rule or regulation (other than, with respect to the exchange, compliance with applicable gaming licensing requirements by Lender), and all gaming and other regulatory approvals thereof required to be obtained on or prior to the Closing Date shall have been obtained.

3.3       Compliance with Securities Laws.  The issuance, sale and delivery of the Amended and Restated Exchangeable Note, and the exchange of the amounts owed under the Amended and Restated Exchangeable Note for the Lender Equity Interest, shall, as of the Closing Date, be in compliance with all applicable requirements of federal and state securities laws.

3.4       No Adverse Action or Decision.  There shall be no legal action, suit, investigation or proceeding pending, or to Lender’s actual knowledge, threatened, against or affecting Lender before any court, arbitrator or administrative or governmental body that (a) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, or (b) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

4.	REPRESENTATIONS AND WARRANTIES OF DEBTOR.

Debtor hereby represents and warrants to Lender, as of the date of this Agreement and as of the Closing Date, that:

4.1       Organization and Standing, Authorization; Charter Documents.  Debtor is a limited liability company duly organized and existing in good standing under the laws of the State of Nevada and has the requisite power to own its own properties and to carry on its business as now being conducted. Debtor has full power and authority to enter into and perform this Agreement, and this Agreement, when executed and delivered by the parties hereto, will constitute the valid and legally binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) by other equitable principles of general application.

4.2       Compliance with Laws.  Debtor is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would have a Material Adverse Effect on Debtor. For purposes of this Agreement, “Material

Adverse Effect” means any adverse effect on the business, operations, properties, prospects or financial condition of any entity with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity, taken as a whole.

4.3       Compliance with Other Instruments.  Debtor is not in violation of any provision of its Articles of Organization or of any material provision of any other contract material to the business of Debtor.

4.4       Litigation.  There is no action, suit, proceeding or investigation pending against Debtor that might result, either individually or in the aggregate, in a Material Adverse Effect on Debtor.

4.5       No Adverse Action or Decision.  There is no action, suit, investigation or proceeding pending or threatened against or affecting Debtor or any of its properties or rights, or any of its affiliates, officers or directors, before any court, arbitrator or administrative or governmental body, which (a) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, or (b) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

4.6       Capitalization.  As of the closing of the Acquisition, (i) Debtor shall own 100% of the issued and outstanding membership interests of CLGI, free and clear of any pledge, hypothecation, assignment, lien, charge, claim, security interest, option, priority, restriction or any preferential arrangement, other than as adverted to in this Agreement or the Amended and Restated Exchangeable Note. There shall be outstanding no preemptive rights or options, warrants or any other rights to acquire from the issuer thereof or any other person any membership interests in Debtor or any other equity interests in Debtor, other than (x) the Amended and Restated Exchangeable Promissory Note and Amended and Restated Loan Agreement between Debtor and Stephen Szapor, Jr. (“Szapor”) and the Amended and Restated Exchangeable Promissory Note and Amended and Restated Loan Agreement between Debtor and Steven Rittvo (“Rittvo”) (collectively, the “Szapor/Rittvo Notes”) pursuant to which Szapor and Rittvo would each have the right to acquire up to a maximum of that number of issued and outstanding membership interests of the Debtor equal, upon transmutation of the Szapor/Rittvo Notes, to 16.665% to each of Szapor and Rittvo of the total number of all of the issued and outstanding membership interests of Debtor on a fully-diluted basis, and (y) as otherwise adverted to in this Agreement or the Amended and Restated Exchangeable Note. If the Amended and Restated Exchangeable Note were fully exchanged in accordance with its terms into the Lender Equity Interest, such equity interest would represent 33.334% of the fully-diluted equity interests of Debtor, and there are no agreements or understandings, pursuant to which Debtor would issue any such equity interests, or securities or instruments convertible into or exchangeable for such equity interest, that would cause the Amended and Restated Exchangeable Note to be exchangeable into less than 33.334% of the equity interests of Debtor on a fully-diluted basis.

4.7       No Conflicts.  The execution, delivery and performance of this Agreement by Debtor and the consummation by Debtor of the transactions contemplated hereby do not and will not (i) result in a violation of Debtor’s organizational documents or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which Debtor is a party, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Debtor or by which any property or asset of Debtor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Debtor); provided that, for the purposes of such representations as to federal, state, local, or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to Lender and not to Debtor. Other than with respect to certain consents or approvals to be obtained from one or more Gaming Regulators, Debtor is not required under applicable federal, state or local law, rule or regulation in the United States to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or government agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, provided that, for purposes of the representation made in this sentence, Debtor is assuming and relying upon the accuracy of the relevant representations and agreements of Lender contained herein.

4.8       No Material Adverse Change.  Since May 3, 2007 no Material Adverse Effect has occurred or exists with respect to Debtor.

4.9       No Undisclosed Liabilities. Debtor has not since May 3, 2007 incurred any liabilities or obligations not disclosed to Lender, other than those incurred in the ordinary course of Debtor’s business or which, individually or in the aggregate, do not or would not have a Material Adverse Effect on Debtor.

4.10      No Undisclosed Events or Circumstances.  No event or circumstance has occurred since May 3, 2007 or currently exists with respect to Debtor or its business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, required public disclosure or announcement by Debtor but which has not been so publicly announced or disclosed.

5.	REPRESENTATIONS AND WARRANTIES OF LENDER.

Lender hereby represents and warrants to Debtor, as of the date of this Agreement and as of the Closing Date, that:

5.1       Authorization.  Lender has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered by all other parties hereto, will constitute the valid and legally binding obligation of Lender, enforceable against Lender in accordance with its terms, except as such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) by other equitable principles of general application.

5.2       Accredited Investor.  Lender is an “accredited investor,” as that term is defined in the statute and rules and regulations of the federal Securities Act.

5.3       Purchase Entirely for Own Account.  Lender understands that this Agreement is entered into by Debtor with Lender in reliance upon Lender’s representation to Debtor, made by Lender’s execution of this Agreement, that the Amended and Restated Exchangeable Note, and the Lender Equity Interest, if acquired in exchange therefore, will be acquired by Lender for investment for Lender’s own account, and not as a nominee or agent of any other person.

5.4       Restricted Nature of Lender Equity Interest.  Lender understands that Lender’s acquisition of the Lender Equity Interest in exchange for the Amended and Restated Exchangeable Note, if effected, will not be registered under the Securities Act, and that the Lender Equity Interest, if acquired by Lender, will be restricted from transfer pursuant to the organization documents of Debtor and under applicable federal and state securities laws and gaming laws.

5.5       Receipt of Information.  Lender has had an opportunity to ask questions and receive answers from Debtor regarding Debtor, the terms and conditions of the sale of the Amended and Restated Exchangeable Note and the business, properties, prospects and financial condition of Debtor, and to obtain additional information (to the extent Debtor possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information concerning such matters furnished to Lender by Debtor or to which Lender had access.

5.6       Investment Experience.  Lender is experienced in evaluating and investing in securities of companies similar to Debtor, and acknowledges that Lender is able to bear indefinitely the economic risk of an investment in the Amended and Restated Exchangeable Note and the Lender Equity Interest, and that Lender has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of such an investment.

6.	ADDITIONAL COVENANTS AND AGREEMENTS.

6.1       Charter Documents.  Debtor hereby covenants that it shall take no action to amend the organization documents and operating agreement of Debtor during the period commencing with the date hereof and ending on the Closing Date.

6.2       Covenants.  During the period commencing with the Closing Date and ending on the earlier of (i) the date that the principal amount of the Amended and Restated Exchangeable Note and all other amounts owing thereunder have been paid in full, and (ii) the date that the Exchangeable Note and all amounts owing thereunder are automatically transmuted into the right to receive the Lender Equity Interest in accordance with the provisions of Section 3(a) thereof:

(a)           Debtor shall (i) deliver to Lender unaudited (or audited, if otherwise available) quarterly balance sheets and income statements of Debtor not more than forty-five (45) days after the close of each applicable fiscal quarter, and (ii) permit Lender and any person Lender may designate to review all books and records, reports, accounts and other financial documents of Debtor and to copy the same and to make excerpts therefrom, all at such reasonable times and as often as Lender may reasonably request, so long as such review and copying does not unreasonably interfere with the business of Debtor; and

(b)           Debtor shall not, directly or indirectly, without the prior written consent of Lender, subject in the case of each such covenant, however, to the obtaining of all required pre-approvals thereof, if any, from the Gaming Regulators and subject to the terms of the Agreement:

    (i)           make any distributions on, or repurchase any membership interests, or loan any funds or extend any credit to, or guarantee any indebtedness of, any officer, director, employee, or member of Debtor, or any other person;

    (ii)           issue or sell any additional authorized but unissued membership interests or of any other class of equity of Debtor, or any options or other rights to acquire any such interests;

    (iii)           to sell all or a material portion of its assets, or merge or consolidate with any other entity, except with respect to a merger of Debtor into an entity controlled by Debtor, or a merger whose sole purpose is a redomiciliation of Debtor, or consummated in connection with effecting the Acquisition;

7.	TERMINATION.

7.1       Termination. This Agreement may be terminated prior to the Closing:

(a)            by mutual written consent of Lender and Debtor;

(b)            by Lender or Debtor:

    (i)          if the Closing shall not have occurred on or before June 20, 2007, unless the failure to consummate the-transactions contemplated by this Agreement on or before such date is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

    (ii)           if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)            by Lender, if Debtor breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

(d)            by Debtor, if Lender breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

7.2       Effect of Termination.  In the event of such termination of this Agreement by Debtor or Lender, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Debtor or Lender (other than Lender’s obligation to pay third party licensing expenses pursuant to Section 1A.2 hereof, which shall survive termination of this Agreement), provided that, in the event that (i) Debtor or Lender refuses to consummate the transactions contemplated by this

Agreement, or (ii) a default under, or breach of any covenant or representation of, this Agreement on the part of a party shall have occurred that results in the failure to consummate the transactions contemplated hereby, the non breaching party hereto shall be entitled to seek and obtain specific performance or to seek and obtain pecuniary damages from the party refusing to consummate or defaulting, plus its court costs and reasonable attorneys’ fees in connection with the pursuit of its remedies hereunder.

8.	MISCELLANEOUS.

8.1       Expenses.  Each of Debtor and Lender shall pay its own expenses incident to preparing, negotiating, entering into and carrying out the terms of this Agreement and the Amended and Restated Exchangeable Note entered into pursuant hereto.

8.2       Entire Agreement.  This Agreement and the Amended and Restated Exchangeable Note referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants, except as specifically set forth herein or therein.

8.3       Survival of Warranties.  The warranties, representations and covenants of Debtor and Lender contained in or made pursuant to this Agreement shall, subject to the provisions of Section 7.2 of this Agreement, survive the execution and delivery of this Agreement.

8.4       Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. No party hereto shall have the power to assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective estates, heirs, legatees, executors, administrators, personal representatives, successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.5       Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Nevada as applied to agreements among Nevada residents entered into and performed entirely within the State of Nevada, without regard to its conflicts of law principles.

8.6       Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7       Interpretation.  The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement. The use in this Agreement of the masculine, feminine or neuter gender, or the singular or plural number, shall not limit the scope of any provision of this Agreement.

8.8       Notices.  Unless otherwise provided herein, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid; sent by facsimile with machine confirmation thereof; or delivered personally by hand or by a nationally recognized courier, addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other party hereto given in conformity with the provisions of this Section 8.8. All such notices and other written communications shall be effective on the date of such mailing, machine- confirmed facsimile transmission or delivery.

8.9       Finder’s Fees.  Each party represents that it neither is, nor will be, obligated for any finder’s fee or commission in connection with the transactions contemplated by this Agreement. Lender agrees to indemnify and to hold harmless Debtor from any liability for any commission or compensation in the nature of a finder’s fee (and the cost and expenses of defending against such liability) for which Lender is determined to be responsible. Debtor agrees to indemnify and hold harmless Lender from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability) for which Debtor is determined to be responsible.

8.10     Attorneys’ Fees.  If any action at law or in equity is necessary to enforce interpret the terms of this Agreement, or any agreement or instrument ancillary hereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled in such action.

8.11     Amendments and Waivers.  Any term or provision of this Agreement may be amended and the observance of any term or provision of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively), only with the written consent of the other party hereto. Any amendment or waiver affected in accordance with this paragraph shall be binding upon the successors and permitted assigns of the parties hereto.

8.12     Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall otherwise be enforceable in accordance with its terms.

8.13     Third-Party Beneficiary Rights.  It is the express intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to Agreement, except as and to the extent otherwise expressly agreed in writing by the parties hereto.

8.14     Recitals Incorporation. The recitals set forth above are hereby incorporated into this Agreement as material parts thereof and not simply as mere recitals.

9.	CANCELLATION OF MAY 3 DOCUMENTS.

Upon the execution of this Agreement and the Amended and Restated Exchangeable Note, the Debtor and Lender agree that the May 3 Documents are cancelled and shall be of no further force or effect and neither Debtor or Lender shall have any claims, rights or actions relating to or emitting from said May 3 Documents. Upon execution of this Agreement, Lender shall return to Debtor, marked as cancelled, the Exchangeable Promissory Note dated May 3, 2007 in the amount of $1,250,000.

[SIGNATURES ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Loan Agreement as of the date first above written.

            DEBTOR:

            CASINO MONTE LAGO HOLDING, LLC
            a Nevada limited liability company

            By:  /s/ Johan P. Finley
            Johan P. Finley
            Its: CEO and Manager

            Date:  June 20, 2007

            LENDER:

            PLAINFIELD GAMING INC.
            a Delaware Corporation

            By:  /s/_Thomas X. Fritsch________
            Name:  Thomas X. Fritsch
            Its:  Authorized Individual

            Date:  6/20/07